Exhibit 99.1

Saba Appoints Shawn Farshchi Chief Operating Officer

Seasoned Executive to Drive Acceleration and Expansion of Global Saba People Cloud

Applications and Operations

Redwood Shores, CA, June 2, 2011 – Saba (NASDAQ:SABA), the premier people cloud provider, today announced the appointment of Shawn Farshchi to Chief Operating Officer. In this position on Saba’s executive team, Mr. Farshchi will lead Saba’s efforts to further innovate Saba People Cloud into a global, world-class cloud operation and capitalize on Saba’s next phase of growth and next generation Cloud solutions coming in the Fall.

News Facts:

As Chief Operating Officer for Saba, Mr. Farshchi will partner closely with the CEO and the management team to accelerate Saba as the leading People Cloud provider. Mr. Farshchi will bring his significant operational expertise to bear across Saba’s entire People Cloud product portfolio, collaborating with senior leaders to develop and execute strategies and plans that strengthen and further evolve operations. He will have direct responsibility for the Company’s product strategy and development, product management, product marketing, cloud operations and customer support.

Mr. Farshchi brings over 30 years of experience leading, driving, and managing technological, organizational and cultural change in highly dynamic business environments. Most recently, in his role as Chief Operating Officer for Coremetrics (an IBM company), a market leader in digital marketing and web analytics delivered through a SaaS model, Mr. Farshchi managed a broad range of responsibilities including product development, service operations, professional services, technical training and customer service. During his tenure there, his efforts resulted in margin improvements of 20 percent.

Prior to Coremetrics, Mr. Farshchi served as VP of Platform Engineering and Operations as well as the GM of Voice Applications for WebEx Communications Inc. In this role, Mr. Farshchi led the engineering and product development for the Voice, Video and Data Switching Platform, and was responsible for all aspects of WebEx’s audio conferencing solutions, including full P&L ownership. In addition, Mr. Farshchi was responsible for global service operations and security, helping WebEx obtain WebTrust and SAS 70 compliance. Prior to WebEx, Mr. Farshchi was regional VP at Oracle, Senior VP of Development at Broadvision and CIO at DHL Airways.

Supporting Quotes:

“Shawn has an exceptional track record of driving companies forward,” stated Bobby Yazdani, chairman and CEO of Saba. “Shawn has demonstrated in an array of roles that he is a decisive operational leader who can deftly navigate complex issues to accelerate the growth of businesses. Having successfully led a variety of technology companies, especially those whose products and services are delivered through the Cloud, he is uniquely qualified to spearhead our Saba People Cloud to help organizations enable a transformative workplace.”

“With its strong heritage in the social and collaborative learning and talent management space, Saba has the most modern, scalable and unified cloud architectures in the industry and an impressive portfolio of People Cloud applications that deliver significant business performance to customers and partners,” said Shawn Farshchi. “I am incredibly energized to lead the products, customer experience and the company to its next phase of innovation and growth as we deliver on the vision of Saba People Cloud.”

Supporting Resources:

•	Saba People Cloud Applications: http://www.saba.com/saba-people-systems/

•	Follow the Saba blog: http://www.saba.com/blogs/

•	Follow Saba on Twitter: @SabaSoftware

About Saba

Saba (NASDAQ:SABA) provides a unified set of People Cloud Applications including enterprise learning, talent management, and collaboration solutions delivered through the Saba People Cloud. Today’s people-driven enterprises are using Saba’s solutions to mobilize and engage people around new strategies and initiatives, align and connect people to accelerate the flow of business, and cultivate, capture, and share individual and collective knowhow to effectively compete and succeed.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Saba’s solutions are underpinned by global services capabilities and partnerships encompassing strategic consulting, comprehensive implementation services, and ongoing worldwide support.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791.

SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding further acceleration of Saba People Cloud, Saba’s ability to capitalize on its next phase of growth and on its next generation of Cloud solutions coming in the Fall. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, fluctuation in customer spending, length of Saba’s sales cycle, competition, rapid technological change, dependence on new product introductions and enhancements and potential software defects. Readers should also refer to the section entitled “Risk Factors” in Saba’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010 and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

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Contact:	Jenny Lee Saba Director, PR and AR (650) 581-2615 jlee@saba.com Aly Kline Saba PR Associate (650)581-2593 akline@saba.com